Exhibit 99.1

Media Relations Contact	Investor Relations Contact
Timothy G. Weir, APR	Todd Taylor
Director of Public Affairs, Communications & Marketing	Vice President and Treasurer
(812) 962-5128 | tweir@accuridecorp.com	(812) 962-5105 | ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Expiration and Results of Cash Tender Offer for Its 9.5% First Priority Senior Secured Notes due 2018

EVANSVILLE, Ind., November 17, 2016 – Accuride Corporation (“Accuride” or the “Company”) (NYSE: ACW) – a leading supplier of components to the North American and European commercial vehicle industries – today announced the expiration and results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding $310.0 million aggregate principal amount of 9.5% First Priority Senior Secured Notes due 2018 (the “Notes”).  The Tender Offer expired at 12:00 Midnight, New York City time, at the end of the day on November 16, 2016 (the “Expiration Time”).  At the Expiration Time, valid tenders had been received with respect to $235,014,000 in aggregate principal amount of the Notes, which represents approximately 75.81% of the outstanding aggregate principal amount of the Notes (CUSIP No. 00439TAE7), as reported by Global Bondholder Services Corporation.

Accuride has accepted for payment all Notes validly tendered at or before to the Expiration Time pursuant to the Tender Offer. On November 18, 2016 (the “Payment Date”), holders who validly tendered their Notes at or before November 1, 2016 (the “Early Tender Deadline”) will receive $1,006.25 per $1,000.00 principal amount of the Notes (the “Total Consideration”).  The Total Consideration includes an early tender payment of $30.00 per $1,000.00 principal amount of the Notes (the “Early Tender Payment”), which is only payable to holders who tendered their Notes at or before the Early Tender Deadline.  On the Payment Date, holders who validly tendered their Notes after the Early Tender Deadline and at or before the Expiration Time will receive the Total Consideration less the Early Tender Payment, or $976.25 per $1,000.00 principal amount of the Notes (the “Tender Offer Consideration”).  Accuride will also pay accrued and unpaid interest due on the Notes from the last interest payment date on the Notes to, but not including, the Payment Date.

Accuride intends to redeem approximately $74,986,000 in aggregate principal amount of the Notes, representing the total aggregate principal amount of the Notes that remained outstanding following the completion of the Tender Offer, pursuant to the redemption provisions of the indenture governing the Notes.  The Company intends to deliver an irrevocable notice of redemption to the trustee on the Payment Date following the consummation of the previously announced merger contemplated by the Agreement and Plan of Merger, dated September 2, 2016, by and between Accuride, Armor Parent Corp. and Armor Merger Sub Corp. (such merger, the “proposed merger transaction” and such agreement, the “Merger Agreement”).

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industries.  The Company’s products include commercial vehicle wheels and wheel-end components and assemblies.  The Company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite® and Gianetti Ruote™.  Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW.  For more information: www.AccurideCorp.com.

Forward-Looking Statements
Certain statements contained in this document may be considered forward-looking statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed merger transaction and the ability to consummate the proposed merger transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the conditions to the closing of the proposed merger transaction may not be satisfied; (2) the proposed merger transaction may involve unexpected costs, liabilities or delays; (3) the business of Accuride may suffer as a result of uncertainty surrounding the proposed merger transaction; (4) the outcome of any legal proceedings related to the proposed merger transaction; (5) Accuride may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) risks that the proposed merger transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed merger transaction; (8) the failure by Armor Parent Corp. or Armor Merger Sub Corp. to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the proposed merger transaction; and (9) other risks to consummation of the proposed merger transaction, including the risk that the proposed merger transaction will not be consummated within the expected time period or at all. If the proposed merger transaction is consummated, Accuride’s shareholders will cease to have any equity interest in Accuride and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Accuride’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Accuride undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Accuride does not intend, and assumes no obligation, to update any forward-looking statements. Accuride’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, its definitive proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on March 18, 2016, and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, are available on the SEC’s website at www.sec.gov.

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